EXHIBIT (a.10)

ARTICLES SUPPLEMENTARY

OF

HEARTLAND GROUP, INC.

The Board of Directors of Heartland Group, Inc. (“Heartland Group”), a corporation organized and existing under the laws of the State of Maryland and registered as an open-end investment company under the Investment Company Act of 1940, by resolutions unanimously adopted on April     , 2006, has taken action (i) to withdraw the designation of and to discontinue three of its series known as the Heartland Short Duration High-Yield Municipal Fund, Heartland High-Yield Municipal Bond Fund and Heartland Taxable Short Duration Municipal Fund (“Heartland Municipal Funds”); and (ii) to restore the 300 million shares of capital stock of Heartland Group previously allocated to the Heartland Municipal Funds to the status of authorized but unissued shares of Heartland Group. Heartland Group, having been authorized to issue one billion (1,000,000,000) shares of capital stock with a par value of one-tenth of one cent ($.001) per share, or an aggregate par value of one million dollars ($1,000,000), has the following six series in existence as of the effective date hereof:

Series	No. of Shares
Heartland Value Fund	150 Million
Heartland Select Value Fund	100 Million
Heartland Value Plus Fund	100 Million

All of such designated series of shares have the relative preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Section 7.2 of Heartland Group’s Articles of Incorporation, as amended.

The Board of Directors has taken this action pursuant to the powers conferred upon it under Section 7.1 of Heartland Group’s Articles of Incorporation and Sections 2-105(c), 2-208 and 2-310(a) of the Maryland General Corporation Law.

HEARTLAND GROUP, INC.

By:
Eric J. Miller, Chief Executive Officer

Attest:

By:
Paul T. Beste, Secretary

Dated: April     , 2006.

STATE OF WISCONSIN	)
) SS
COUNTY OF MILWAUKEE	)

On this     th day of April, 2006, before me, a Notary Public for the State and County set forth above, personally came Eric J. Miller, as Chief Executive Officer of Heartland Group, Inc., and Paul T. Beste, as Secretary of Heartland Group, Inc., and in their said capacities each acknowledged the foregoing Articles Supplementary to be the act and deed of said corporation and further acknowledged that, to the best of their knowledge, the matters and facts set forth therein are true in all material respects under the penalties of perjury.

IN WITNESS WHEREOF, I have signed below in my own hand and attached my official seal on the day and year set forth above.

Notary Public
My Commission Expires

(SEAL)

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